UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________________

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 27, 2018
______________________

ALIGN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2820 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 470-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2018, Align Technology, Inc. (the “Company”) entered into a Credit Agreement, between the Company and Wells Fargo Bank, National Association (the “Credit Agreement”). The Credit Agreement provides for a $200.0 million secured revolving credit facility with a $50.0 million letter of credit. The commitments under the Credit Agreement expire on February 27, 2021 (the “Maturity Date”). The Company’s obligations under the Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Credit Agreement.
The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Company has the right to prepay loans under the Credit Agreement in whole or in part at any time without penalty. Amounts prepaid may be reborrowed. As of the closing date of the Credit Agreement, no loans or letters of credit were outstanding under the Credit Agreement.
Loans under the Credit Agreement bear interest, at the Company’s option, at either a rate based on the reserve adjusted London Interbank Offered Rate (“LIBOR”) for the applicable interest period or a base rate, in each case plus a margin. The base rate is the highest of Wells Fargo’s publicly announced prime rate, the federal funds rate plus 0.50% and one month LIBOR plus 1.0%. The margin ranges from 1.25% to 1.75% for LIBOR loans and 0.25% to 0.75% for base rate loans. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of LIBOR loans. Principal, together with accrued and unpaid interest, is due on the Maturity Date.
The Credit Agreement requires the Company to comply with a maximum consolidated leverage ratio of 3.00 to 1.00 and a minimum consolidated interest coverage ratio of 3.00 to 1.00, measured in each case at the end of each fiscal quarter of the Company.
The Credit Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make certain restricted payments and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Credit Agreement and related loan documents. The events of default under the Credit Agreement include, subject to grace periods in certain instances, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy and insolvency events with respect to the Company and its subsidiaries meeting a materiality threshold set forth in the Credit Agreement.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the text of the Credit Agreement, which is attached as an Exhibit hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of February 27, 2018, by and between Align Technology, Inc. and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 27, 2018	ALIGN TECHNOLOGY, INC.

By: /s/ Roger E. George
Roger E. George
Vice President, Legal and Corporate Affairs and General Counsel